Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

AND JURISDICTION OF INCORPORATION OR ORGANIZATION

CAIRE Inc.	Delaware
Changzhou CEM Cryo Equipment Co., Ltd.	China
Chart Asia Investment Company Limited	Hong Kong
Chart Asia, Inc.	Delaware
Chart Australia Pty Ltd.	Australia
Chart BioMedical Distribution, LLC	Delaware
Chart Biomedical GmbH	Germany
Chart BioMedical Limited	U.K.
Chart Cooler Service Company, Inc.	Delaware
Chart Cryogenic Distribution Equipment (Changzhou) Company Limited*	China
Chart Cryogenic Engineering Systems (Changzhou) Co., Ltd.	China
Chart Cryogenic Equipment (Changzhou) Co., Ltd.	China
Chart Energy and Chemicals, Inc.	Delaware
Chart Ferox, a.s.	Czech Republic
Chart Ferox GmbH	Germany
Chart France	France
Chart Inc.	Delaware
Chart Industries Luxembourg S.àr.l.	Luxembourg
Chart International Holdings, Inc.	Delaware
Chart International, Inc.	Delaware
Chart Italy S.r.l.	Italy
Chart Japan Co., Ltd.	Japan
Chart SeQual Technologies Inc.	Delaware
Chengdu Golden Phoenix Liquid Nitrogen Container Company Limited	China
Flow Instruments & Engineering GmbH	Germany
GTC of Clarksville, LLC	Delaware

*	50% of equity interests owned indirectly by the Company.